Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 30, 2026, relating to the consolidated financial statements of Akari Therapeutics, Plc (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York

October 30, 2026